Exhibit 99.1

Press Release

Vuzix Reports Second Quarter 2019 Results

ROCHESTER, N.Y., August 9, 2019 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its second quarter results for the period ended June 30, 2019.

Second Quarter 2019 Highlights

•	Announced a Joint Development Agreement with global power management company Eaton to develop a co-branded ATEX intrinsically safe smart glasses solution based on Vuzix M-Series products

•	Announced a long-term MicroLED supply agreement with Plessey Semiconductors, a leading technology company that designs and manufactures MicroLED displays and light source products

•	Received two follow-on engineering services orders from an avionics partner for a customized waveguide-based HMD development program

•	Vuzix Blade selected as the smart glasses rollout hardware for the "SWORD™" intelligence and threat detection solution

•	Received and shipped Vuzix Blade Smart Glasses to NNTC, which is offering one the world's first fully autonomous AI-powered face recognition systems integrated on smart glasses

•	Partnered with Verizon and Zoi Meet to develop and demo the world's first integration of a live multilingual transcription service on smart glasses

•	Rolled out a series of new capabilities for the Vuzix Blade Smart Glasses, including enhanced voice control, companion app virtual touchpad control and smartphone keyboard functionality

•	Added a series of new applications for the Vuzix Blade including a new drone interface/viewer for DJI, the number one drone supplier with over 80% of the drone market

Recent Developments

•	Raised $20 million in gross proceeds in a registered direct offering that closed July 2, 2019

•	Announced a series of positive Vuzix Blade Smart Glasses developments including: availability on Amazon.com, Alexa Built-in official certification, increasing the number of available apps to more than 70 and support of popular peer-to-peer video calling apps

•	Vuzix Blade developer sign-ups accelerated sharply in July

•	Received Vuzix Blade Smart Glasses follow-on orders from Vuwzer for the deployment of smart glasses-based on-demand ‘virtual shopping visits’ to the automotive industry

•	Commenced shipments of M400 Smart Glasses (DVTs) to select customer and software partners

•	Completed ANSI Z87.1 safety glasses certification for a version of the Vuzix Blade Smart Glasses

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the quarters ended June 30, 2019 and 2018, respectively:

	For 3 Months Ended June 30,
	2019	2018
Sales:
Sales of Products	$1,834,915	$2,647,583
Sales of Engineering Services	350,946	-

Total Sales	2,185,861	2,647,583

Total Cost of Sales	2,033,822	1,977,410

Gross Profit	152,039	670,173
Operating Expenses:
Research and Development	1,987,129	2,564,119
Selling and Marketing	822,749	1,545,160
General and Administrative	1,803,590	2,320,151
Depreciation and Amortization	607,965	294,988

Loss from Operations	(5,069,394)	(6,054,245)

Total Other Income (Expense)	13,460	(94,198)

Net Loss	(5,055,934)	(6,148,443)
Loss Attributable to Common Stockholders per Share	$(0.20)	$(0.24)

Management Commentary

“In our second quarter, we made further progress on multiple product fronts: M-series smart glasses, Blade smart glasses and custom OEM projects,” said Paul Travers, President and CEO of Vuzix. “The Vuzix Blade, in particular, is rapidly evolving in terms of developer interest, functionality and broadening usage interest. On the financial side, we are making good progress on reducing and controlling our operating expenses as compared to prior periods. And with the capital raise completed in early July, we are now well positioned to fund both our product development and marketing needs into fiscal year 2020.”

Second Quarter 2019 Financial Results

For the three months ended June 30, 2019, total revenues decreased $0.5 million versus the comparable period in 2018. The overall reduction in sales of smart glasses products was driven by a combination of factors including the timing of the company’s largest smart glasses shipment to date at the end of June 2018, along with price reductions implemented during Q2 to the current M300 and M300XL products. Additionally, some customer order deferrals were observed in advance of the new and more powerful M400 Smart Glasses arriving later this summer. New shipments to OEM partner Dynabook did not fully offset this impact. Vuzix Blade Smart Glasses sales continued to accelerate in the second quarter of 2019 and represented 46% of Vuzix’ branded product sales. Engineering services revenue in the quarter was $0.4 million versus none in the prior year’s period.

There was an overall gross profit of less than $0.2 million for the three months ended June 30, 2019 as compared to a gross profit of $0.7 million for the same period in 2018. On a product cost of sales basis only, product direct costs were 76% of sales in the 2019 period as compared to 48% in the prior year’s period, the increase resulting from lower margins on OEM smart glasses, as compared M-series products, and a price decrease implemented in May.

Research and Development (R&D) expense was $2.0 million for the three months ended June 30, 2019 compared to $2.6 million for the comparable 2018 period. The decrease in R&D expense was primarily the result of decreased use of external software contractors as compared to the 2018 period, when the Blade was still in active developments.

Selling and Marketing expense was $0.8 million for the three months ended June 30, 2019 compared to $1.5 million for the comparable 2018 period, a reduction of approximately 47%. The decline was primarily due to decreases in advertising, marketing and trade show spending and a decrease in salary, commissions, benefits and stock compensation expenses.

General and Administrative expense for the three months ended June 30, 2019 was $1.8 million versus $2.3 million in the prior year’s period. The decline was primarily due to a decrease in salary, benefits and stock compensation related to staff reductions.

The net loss attributable to common stockholders after accrued preferred share dividends for the three months ended June 30, 2019 was $5.5 million or $0.20 cents per share versus a net loss of $6.6 million or $0.24 for the same period in 2018.

Net cash operating loss after adding back non-cash adjustments for the second quarter of 2019 was $4.0 million as compared to $5.0 million for second quarter of 2018 and down from $5.3 million in the first quarter of 2019.

Management Outlook

“We have increasing visibility and confidence internally that Vuzix will achieve multiple customer wins with significant revenue potential going forward and that this success will span our M-series smart glasses, Blade smart glasses and OEM opportunities,” said Paul Travers, President and CEO of Vuzix. “Our products and technologies are second to none in form and functionality and this leadership position is well understood by our growing list of developers, our established partners and both existing and potential customers worldwide.”

Conference Call Information

Date: Friday, August 9, 2019

Time: 8:30 a.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the second quarter ended June 30, 2019.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on August 9, 2019, at approximately 10:30 a.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13693456.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 146 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2019 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com